EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 3 March 2016

TAUTACHROME Inc. enters Asset Purchase Agreement to acquire Print Shop

Oro Valley, Arizona, Tautachrome, Inc. (OTC-PINK: TTCM) today announced that on March 2, 2016, Tautachrome executed an Asset Purchase Agreement to acquire the assets, operations and inventory of Access Print & Copy on Santa Monica Blvd, Los Angeles.

Having acquired PhotoSweep in January, (an app platform that offers physical print photos taken from mobile devices to be printed and mailed direct to family and friends) the company is now seeking to acquire a number of synergistic operations to increase the capabilities of the operating subsidiaries.

Tautachrome's design and development operation, Polybia Studios, has been actively assisting with the transition of PhotoSweep which included relocating PhotoSweep from Phoenix, AZ, to Oro Valley, AZ, then establishing operations in Australia and is now pushing forward aggressively to increase customers.

During the same period, Polybia Studios achieved beta release on February 15, 2016 of its SafeDate app for use on the Apple iPhone, with an Android version expected to follow shortly showcasing Tautachrome's prowess in assembling a vibrant productive team.

 Picture: CEO, Dr. Leonard, at the iconic UCLA Bruin -his alma mater.

About Tautachrome, Inc.

Tautachrome, Inc. (OTC-PINK: TTCM) is an emerging growth company in the developing digital imagery technology sector. Tautachrome is an Internet technology development company with operations in America and Australia. Tautachrome has a number of revolutionary patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction.

Safe Harbor Statement Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Contact; Tautachrome, Inc.

Tel; +1 520 318 5578

Web; www.tautachrome.com